Exhibit 5.1

LAW OFFICES
THOMPSON, WELCH, SOROKO & GILBERT LLP
3950 CIVIC CENTER DRIVE, SUITE 300
SAN RAFAEL, CA  94903
(415) 448-5000

FACSIMILE
RICHARD S. SOROKO	(415) 448-5010
email: rsoroko@TWSGLAW.com

SAN FRANCISCO OFFICE
(415) 262-1200

December 7, 2012

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:	BioTime, Inc. Post-Effective Amendment No. 2 to Registration Statement on Form S-3 (SEC File No. 333-183557)

Ladies/Gentlemen:

This letter accompanies Post-Effective Amendment No. 2 to Registration Statement on Form S-3 No. 333-183557 filed by BioTime, Inc.   This amendment responds to staff comments, as explained in the enclosed letter.

Please direct all correspondence and communications with respect to the Registration Statement to the undersigned.

Very truly yours,

s/Richard S. Soroko
Richard S. Soroko

LAW OFFICES
THOMPSON, WELCH, SOROKO & GILBERT LLP
3950 CIVIC CENTER DRIVE, SUITE 300
SAN RAFAEL, CA  94903
(415) 448-5000

FACSIMILE
RICHARD S. SOROKO	(415) 448-5010
email: rsoroko@TWSGLAW.com

SAN FRANCISCO OFFICE
(415) 262-1200

December 7, 2012

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
Attention:  Johnny Gharib

Re:	BioTime, Inc. Post-Effective Amendment No. 2 to Registration Statement on Form S-3 (SEC File No. 333-183557)

Dear Mr. Gharib:

This letter accompanies Post-Effective Amendment No. 2 (“Amendment”) to Registration Statement on Form S-3 No. 333-183557 filed by BioTime, Inc.  The Amendment responds to the comments contained in your letter of November 30, 2012.  This letter explains our responses and where you may find revised disclosure in the Amendment.

Comment 1

Per our conversion, the Amendment includes the original master prospectus in addition to the Prospectus Supplement.  No changes have been made to the master prospectus.  All revisions may be found in the Prospectus Supplement, as well as certain changes in Part II.

The cover page of the Prospectus Supplement states that the shares included in the Prospectus Supplement will be issued to Cell Cure Neurosciences under a Share Purchase Agreement, and that Cell Cure Neurosciences is an underwriter with regard to the offer and sale of those shares for its account.

Comment 2

The shares have not yet been issued and will not be issued by BioTime until the Amendment is effective.
We have revised the Offering Summary on page S-2, as well as the first paragraph of the discussion under Resale of Shares on page S-7, and the paragraph preceding the table on page S-8, to reflect the fact that the shares have not yet been issued.

Comment 3

We have not revised our legal opinion filed as Exhibit 5.1 because the shares have not yet been issued to Cell Cure Neurosciences.

Other Revisions

BioTime has updated the recent market price of its common shares shown on the cover page of the Prospectus Supplement.

The Dilution section and corresponding Risk Factor on pages S-5 and S-6 have been revised based on a more current closing price of BioTime common shares.

BioTime has updated the list of Current Reports on Form 8-K incorporated by reference on page S-10.

The Share Purchase Agreement has been added as an exhibit in Item 16 of Part II and is incorporated by reference to BioTime’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Please direct all correspondence and communications with respect to the Registration Statement to the undersigned.

Very truly yours,

s/Richard S. Soroko
Richard S. Soroko